EXHIBIT 99.1

First Amendment to Employment Agreement Between

Oakleigh Thorne

and eCollege.com

This First Amendment (“Amendment”) to the Employment Agreement between Oakleigh Thorne (“Employee”) and eCollege.com (“eCollege”), dated August 9, 2004 (the “Agreement”), is entered into as of the 1st day of February, 2007. Capitalized terms not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, Employee and eCollege previously entered into the Agreement;

WHEREAS, the parties wish to amend the Agreement as more specifically set forth below.

NOW THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

1)	Amendment. The first sentence of Paragraph 3 of Schedule A to the Agreement is hereby deleted in its entirety and replaced with the following language:

“Except as provided in the second sentence of this paragraph, the Employee’s annual target bonus for each year of the term of this Agreement, pursuant to the eCollege 2004 Annual Corporate Incentive Plan, is 90% of his base salary, subject to the Company’s achieving the criteria set forth in that Plan or as may be approved by the Compensation Committee for years after 2004. Solely with respect to the year ending December 31, 2007, for purposes of calculating the bonus payable with respect to such year and not for any other purpose (including without limitation calculation of amounts payable pursuant to clauses (4) and (5) of Sections 5(b) and 6(b) of this Agreement, which shall continue to be based on a target bonus equal to 90% of base salary), Employee’s annual target bonus pursuant to the 2007 eCollege Financial Performance-Based Bonus Plan is 22.5% of his base salary.”

2)

Agreement Terms Unchanged. No terms or conditions of the Agreement, other than the amended terms set forth in this Amendment, are changed by this Amendment. And the Agreement as amended hereby remains in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Amendment on the day first above written.

eCollege.com	Employee

By: /s/ Marguerite Elias	By: /s/ Oakleigh Thorne
Marguerite Elias,	Oakleigh Thorne
SVP & General Counsel